Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

EZCORP, Inc.
Rollingwood, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-202627), Form S-8 (No. 333-267814), Form S-8 (333-266551), Form S-8 (333-263308), Form S-8 (No. 333-228618), Form S-8 (No. 333-221996), Form S-8 (No. 333-215294), Form S-8 (No. 333-210647), Form S-8 (No. 333-209088), Form S-8 (No. 333-202628), Form S-8 (No. 333-191677), Form S-8 (No. 333-275304) of EZCORP, Inc. of our reports dated November 15, 2023, relating to the consolidated financial statements, and the effectiveness of EZCORP, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

(Signed manually)
BDO USA, P.C.
Dallas, Texas

November 15, 2023